Exhibit 5.1

July 14, 2010

SMART Technologies Inc.

3636 Research Road NW

Calgary, AB T2L 1Y1

Dear Sirs/Mesdames:

Re:	SMART TECHNOLOGIES INC.
REGISTRATION STATEMENT ON FORM F-1

We have acted as Canadian counsel to SMART Technologies Inc., a company amalgamated under the Business Corporations Act (Alberta) (the “Company”), in connection with the Registration Statement on form F-1 (the “Abbreviated Registration Statement”), which relates to the Registration Statement on form F-1 (Registration No. 333-167738), as amended (the “Registration Statement”). The Abbreviated Registration Statement and the Registration Statement cover, collectively, the registration under the Securities Act of 1933, as amended, of an aggregate of 44,654,500 Class A Subordinate Voting Shares of the Company (the “Shares”), of which 8,800,000 Shares will be issued and sold by the Company and up to 35,854,500 Shares will be sold by certain selling shareholders (the “Selling Shareholders”) (including up to 5,824,500 Shares issuable upon exercise of an over-allotment option granted by the Selling Shareholders). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement and entered into by and among the Company, the Selling Shareholders and the underwriters (the “Underwriting Agreement”). This opinion is being delivered in connection with the Abbreviated Registration Statement, to which this opinion appears as an exhibit.

We have examined the Abbreviated Registration Statement and the Registration Statement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of Alberta and the federal laws of Canada applicable therein.

July 14, 2010

Page Two

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that: (i) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (ii) the Shares to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and are nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement and incorporated by reference in the Abbreviated Registration Statement.

Yours truly,

/s/ BENNETT JONES LLP